Exhibit 5.10

[Letterhead of Conyers Dill & Pearman Limited]

23 May 2019

Matter No.: 362814

Doc Ref: 15418356.2

1 441 278 8054

andrew.barnes@conyersdill.com

Vantage Drilling International

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

USA

Dear Sirs,

Re: Rig Finance Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the registration statement on Form S-1 (the “Registration Statement”) of Vantage Drilling International, a Cayman Islands exempted company (the “Issuer”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling security holders identified in the prospectus (the “Selling Security Holders”) from time to time of up to 2,863,768 units of stapled securities (the “Stapled Securities”) of the Issuer. Each Stapled Security comprises one ordinary share of the Issuer of par value $0.001 per share (the “Common Shares”) and $172.61 principal amount of the Issuer’s 1%/12% step-up senior secured third lien convertible notes due 2030 (the “Notes”), in each case subject to adjustment as described in the Third Lien Indenture (as defined below). The Notes were issued under a third lien indenture dated 10 February 2016 (as supplemented from time to time, the “Third Lien Indenture”), among the Issuer, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee and as third lien noteholder collateral agent (in such capacities, collectively, the “Trustee”). The Company became a guarantor in respect of the obligations under, and acceded to, the Third Lien Indenture pursuant to a second supplemental third lien indenture dated 24 January 2019 among the Issuer, the Company, the Guarantors and the Trustee (the “Supplemental Third Lien Indenture”). The Stapled Securities and the Notes are guaranteed by the Guarantors including the Company. The Stapled Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

For the purposes of giving this opinion, we have examined electronic executed copies of the Third Lien Indenture and the Supplemental Third Lien Indenture (collectively referred to herein as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto)).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 23 May 2019, written resolutions of its directors dated 24 January 2019 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms; (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of the courts of the State of New York; and (j) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda.

2.

The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.

The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents have been duly executed and delivered by or on behalf of the Company, and constitute the valid and binding obligations of the Company in accordance with the terms thereof.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited